EXHIBIT 99.7

TRANSACTIONS IN THE SHARES OF THE ISSUER BY THE REPORTING

PERSONS DURING THE LAST SIXTY (60) DAYS

Name	Date	Amount of Shares Purchased / (Sold)	Price Per Share	Where and How the Transaction was Effected
CRC Reinsurance Limited	December 4, 2025	(1,250,000)	C$17.6435	Block Trade
Federated Insurance Company of Canada	December 4, 2025	(1,610,475)	C$17.6435	Block Trade
Northbridge General Insurance Corporation	December 4, 2025	(4,818,704)	C$17.6435	Block Trade
United States Fire Insurance Company	December 4, 2025	(8,429,569)	C$17.6435	Block Trade
Allied World Assurance Company (U.S.) Inc.	December 4, 2025	(375,000)	C$17.6435	Block Trade
Allied World National Assurance Company	December 4, 2025	(249,990)	C$17.6435	Block Trade
Allied Word Insurance Company	December 4, 2025	(1,461,603)	C$17.6435	Block Trade
Allied World Specialty Insurance Company	December 4, 2025	(829,722)	C$17.6435	Block Trade
Allied World Surplus Lines Insurance Company	December 4, 2025	(331,881)	C$17.6435	Block Trade
Odyssey Reinsurance Company	December 4, 2025	(5,643,056)	C$17.6435	Block Trade
Sarah Bhanji	December 4, 2025	500	C$19.402	Open Market
Sarah Bhanji	December 4, 2025	500	C$19.396	Open Market